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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Arianne Wiese
Ultrak, Inc.
972.353.6651

                   ULTRAK APPOINTS NEW CHIEF FINANCIAL OFFICER

LEWISVILLE, TEXAS - October 2, 2000 - Ultrak, Inc. (Nasdaq: ULTK) announced today that Chris Sharng joins Ultrak as Sr. Vice President and Chief Financial Officer effective immediately.

Sharng comes to Ultrak from Mattel, Inc., based in California, where he began and has spent most of his professional career. He joined Mattel in 1989 as a Financial Analyst for their Operations Division, and was promoted a year later to Sr. Financial Analyst in Corporate Financial Planning. The next year, Sharng was promoted to manager and then Director. For the last three years, Sharng has been Vice President of International Finance and Planning for Mattel's $1.7 billion dollar International Division, which consisted of over 30 subsidiaries.

Sharng holds an MBA from Columbia Business School, where he graduated with honors in Finance, International Business and Accounting. Sharng received his BA in Business Administration from National Taiwan University, graduating in the Top 5% of his class. He also served as President of the Student Government.

"Chris is a high achiever and a natural leader. He demonstrated his ability at Mattel to get things done. We feel he will be able to effect positive changes at Ultrak. We are excited to have him on board; he is a key addition to our new senior management team," stated George Broady, Ultrak CEO and Chairman of the Board.


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Tim Torno, who has been Ultrak's Chief Financial Officer for the last ten years, is leaving the Company to pursue new opportunities and focus more time on his family. Torno will stay on until October 20th to facilitate a smooth transition. "Tim has been a tireless worker during his years with Ultrak and we appreciate his many contributions and accomplishments. During his tenure, Ultrak grew from less than $2 million in revenues to over $200 million," commented Broady.

Ultrak(R), Inc. designs, manufactures, markets and services innovative electronic products and systems for the security and surveillance, industrial video and professional audio markets. A worldwide presence enables Ultrak to set itself apart by providing Enterprise Security Solutions (ESS(TM)) to meet the unique security and surveillance needs of growing businesses and government entities.


           (C)Ultrak(R)is a registered trademark of Ultrak, Inc. 2000.


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